Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2008-14
	Morris Moore	Seth Moskowitz
	(336) 741-3116	(336) 741-7698
Reynolds American Announces New Board Members
WINSTON-SALEM, N.C. – July 16, 2008 – Luc Jobin and Holly K. Koeppel were elected to the board of directors of Reynolds American Inc. (NYSE: RAI), effective immediately, at a regularly scheduled meeting of RAI’s board today.
Jobin is the executive vice president of Power Corporation of Canada (PCC), an international management and holding company with interests in financial services, communications and other business sectors. Koeppel is executive vice president and chief financial officer of American Electric Power (AEP), one of the largest power generators and distributors in the United States. Jobin and Koeppel will both serve on the board’s Audit and Finance Committee.
During today’s meeting, the RAI board also accepted the resignation, effective Dec. 5, 2008, of Antonio Monteiro de Castro, who has served on the board since July 2004 as a designee of Brown & Williamson Holdings, Inc. (B&W). B&W is an indirect subsidiary of British American Tobacco p.l.c. (BAT), the world’s second-largest tobacco group.
B&W has designated Nicandro Durante as the nominee to succeed Monteiro de Castro on the board in December. Durante has been BAT’s chief operating officer since January 2008. Through its B&W subsidiary, BAT is RAI’s largest shareholder, with an approximately 42 percent ownership interest in the company. B&W has exercised its right to designate five people for nomination to RAI’s board. Following today’s election of RAI directors, the RAI board has 13 members.
Jobin has been executive vice president of PCC since February 2005, with responsibility for overseeing PCC’s diversified portfolio of investments. Prior to joining PCC, Jobin spent 22 years in a variety of financial and executive management positions with Imasco Limited and its Canadian tobacco subsidiary, Imperial Tobacco. Imasco, a major Canadian consumer products and services corporation, became a BAT subsidiary in 2000. Jobin served as president and chief executive officer of Imperial Tobacco from the fall of 2003 until he joined PCC.
Jobin is a member of the board of the On the Tip of the Toes Foundation, which organizes therapeutic adventure expeditions for teenagers living with cancer.
Jobin is a chartered accountant who holds a bachelor’s degree in criminology from Nova University and a graduate accounting degree from McGill University.
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Koeppel has been executive vice president and chief financial officer of AEP since 2006. She joined AEP in 2000 as vice president, new ventures, AEP corporate development and was promoted to senior vice president, corporate development and strategy in 2002. Later that year, she was promoted to executive vice president, energy services. She became executive vice president, commercial operations in 2003 and served as executive vice president of AEP Utilities-East from 2004 until she was appointed chief financial officer in 2006.
Prior to joining AEP, Koeppel was regional vice president, Asia Pacific, Sydney, Australia for Consolidated Natural Gas from 1996 to 2000.
Koeppel has served as a director on the boards of energy or technology companies in the United Kingdom, Brazil, China and Australia. She is currently serving on the Advisory Board of Rolls Royce Solid-Oxide Fuel Cell Division and is a director of Energy Insurance Mutual. She is an active advocate of the Women’s Fund of Central Ohio, a member of the The Ohio State University Dean’s Advisory Council and a member of the Opera Columbus Board and the Board of the Center of Science and Industry.
Koeppel holds bachelor’s and master’s business degrees from The Ohio State University.
Durante has been chief operating officer of BAT since January 2008. He joined BAT’s Brazilian subsidiary Souza Cruz in 1981 and has held a number of financial and managerial positions for BAT affiliates in Europe, South American, Africa, the Middle East and Asia.
Durante holds a bachelor’s degree in finance and business administration from Pontificie Universidade Catolica.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Kool, Pall Mall, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	R.J. Reynolds Global Products, Inc., directly or through others, manufactures, sells and/or distributes American-blend cigarettes, including Natural American Spirit, and other tobacco products to a variety of customers in selected markets outside the United States.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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